Exhibit 15.5

AstraZeneca PLC
Legal & Secretary's Department
15 Stanhope Gate
London
W1K 1LN

For the attention of Justin Hoskins
By fax 020 7304 5196 & by post

Date

13th March, 2009

Dear Ladies and Gentlemen

BUREAU VERITAS STATEMENT OF ASSURANCE FOR ANNUAL REPORT AND FORM 20-F INFORMATION 2008

In connection with the anticipated filing by AstraZeneca PLC (“AstraZeneca”) of certain registration statements with the US Securities and Exchange Commission, Bureau Veritas hereby authorises you to refer to Bureau Veritas’s external assurance on corporate responsibility related information as stated on page 96 and highlighted as identified on the pages of the Annual Report and Form 20-F Information for the fiscal year ended 2008 (the “Annual Report”) annexed as Exhibit A which is incorporated by reference in the registration statements No. 33-83774 for AstraZeneca and Zeneca Wilmington Inc. and No. 333-145848 and No. 333-114165 for AstraZeneca, each on Form F-3, and in the registration statements No. 333-09060, No. 333-09062, No. 33-65362, No. 33-65366, No. 333-12310, No. 333-12426, No. 333-12428, No. 333-13328, No. 333-13918, No. 333-124689 and No. 333-152767 on Form S-8 for AstraZeneca.  A copy of the relevant pages of the Annual Report has been provided to Bureau Veritas with those sections verified by Bureau Veritas highlighted in yellow (Exhibit A).

Our authorisation is subject to your acknowledgement and agreement that:

1)
Bureau Veritas has undertaken an independent review of the corporate responsibility information disclosed in the Annual Report and provided an opinion as to the accuracy and reliability of the information subject to the scope, objectives and limitations defined in the full assurance statement posted on AstraZeneca’s website;

2)
AstraZeneca acknowledges and agrees that Bureau Veritas shall not be deemed an “Expert” in respect of AstraZeneca’s securities filings, and AstraZeneca agrees that it shall not characterise Bureau Veritas as such; and

3)
AstraZeneca accepts full responsibility for the disclosure of all information and data, including that relating to that assured by Bureau Veritas, set forth in the Annual Report as filed with the SEC and agrees to indemnify Bureau Veritas from any third party claims that may arise therefrom.

Please indicate your agreement to the foregoing by signing in the space indicated below.  Our authorisation will not become effective until accepted and agreed by AstraZeneca.

Yours sincerely,

Ken Smith, Business Director (Environmental Management, Sustainability and Risk)
For and on behalf of Bureau Veritas UK Ltd

ACCEPTED AND AGREED this 13th day of March 2009: AstraZeneca PLC

By:	/s/ Justin Hoskins
Name:	Justin Hoskins
Title:	Deputy Company Secretary

Exhibit A

12	STRATEGY, GOALS AND PERFORMANCE MEASUREMENT

ASTRAZENECA IS AN INNOVATION-DRIVEN, INTEGRATED, GLOBAL PHARMACEUTICAL COMPANY. OUR MISSION IS TO MAKE THE MOST MEANINGFUL DIFFERENCE TO PATIENT HEALTH THROUGH GREAT MEDICINES, AND TO CREATE ENDURING VALUE FOR OUR SHAREHOLDERS AND SOCIETY THROUGH INDUSTRY-LEADING R&D PRODUCTIVITY, COMMERCIAL EXCELLENCE AND OPERATIONAL EFFICIENCY.
Our strategy centres on four main priorities: strengthen the pipeline, grow the business, re-shape the business and promote a culture of responsibility and accountability. These priorities are described in this table, together with details of our objectives; the measures we use to assess our progress; the initiatives in place to drive achievement of our objectives; and a summary of our 2008 performance.

STRATEGIC PRIORITY	OBJECTIVES	MEASURES
STRENGTHEN THE PIPELINE

To be one of the fastest and most productive companies in the industry through continuous improvement in our research and development (R&D), coupled with externalisation to broaden our research base and further strengthen our pipeline of new products.	Achieve a median composite eight-year product development cycle by 2010.

Deliver two new molecular entity (NME) launches on average per year from 2010.

In order to achieve the above objective, ensure that we have 10 or more NMEs in Phase III development by 2010.

Development cycle times and quality for small molecules and biologics.

Number of NME launches per year.

Attrition rates.

Number of development projects by phase.

Number of in-licensing deals, alliances and acquisitions.

R&D investment levels.

GROW THE BUSINESS

To maintain our position among the industry world leaders through a continued focus on driving commercial excellence.	Deliver overall sales growth in line with market growth. Deliver target sales growth in key markets. Ensure profitable launch of our own and our in-licensed products.	Sales value growth at CER.

Global sales and prescription share trends for key products and key markets.

Number of life-cycle projects delivered.

Number of successful launches of new products.

Number of commercial collaborations secured.

RE-SHAPE THE BUSINESS

To create an organisation with the flexibility and financial strength to adapt quickly and effectively within a challenging and rapidly changing business environment.	Maintain gross profit margin.

Efficiently deliver
on R&D investment.

Achieve upper quartile industry performance in relation to selling, general and administrative (SG&A) costs.

Deliver procurement savings targets.

Gross margin and operating margin. R&D unit cost reduction. SG&A cost growth rates. Progress of productivity initiatives. Procurement savings.

PROMOTE A CULTURE OF RESPONSIBILITY AND ACCOUNTABILITY

To create an organisation that is recognised not only for the skills, experience and quality of its people, but also for the integrity with which it conducts its business.	Achieve upper quartile industry ranking for employee engagement.

Ensure that a culture of responsible business, including compliance, is embedded across all of our activities.

Ensure that our reputation is favourable and supports our continued success.

Employee engagement levels.

Number of confirmed breaches of external sales and marketing regulations or codes.

Ranking in Dow Jones World and STOXX (European) Sustainability Indexes.

Number of animals used in research.

Greenhouse gas and Ozone Depletion Potential (ODP) emissions.

Accidents with serious injury and cases of occupational illness.

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INITIATIVES	2008 PERFORMANCE SUMMARY

Improving R&D quality and speed through leading-edge science, effective risk management and decision-making, and overall business efficiency.

Maximising the value of our biologics business and continuing to build a major presence in this fast-growing sector.

Investing in external opportunities to enhance our internal innovation through in-licensing, alliances and acquisitions.

2008 target exceeded for small molecule development cycle times. See page 19.

NME and life-cycle management progressions delivered. See page 19.

Industry top quartile for speed and cost efficiencies achieved in Discovery. See page 18.

Eight significant regulatory packages delivered, broadening the use of Seroquel, Iressa, Symbicort and FluMist across several jurisdictions. Two new product submissions delivered.

Overall pipeline volume increased by 5% and in-phase distribution of our projects has improved: FGLP (32); Phase I (34); Phase II (31); Phase III (10); Life-cycle management (23). See pages 22 to 24.

Over 300 Discovery collaborations/partnerships to access new science and technology platforms.

21 in-licensing deals, alliances and collaborations successfully concluded. See page 19.

R&D investment $5.2 billion.

Active and rigorous development of our brands to maximise patient benefit and commercial potential.

Driving high standards of sales force effectiveness, marketing excellence and customer support.

Building on our leadership positions in existing markets and expanding our presence in important emerging ones.

Securing new external commercial collaborations that further strengthen our platform for future business growth.

Global sales +3% at CER.

Sales by region at CER: North America +2%; US +1%; Established ROW +2%; Emerging ROW +16%. See page 48.

Sales by key product at CER: Arimidex +4%; Crestor +26%; Nexium -2%; Seroquel +9%; Symbicort +22%. See page 2.

Two US co-promotion agreements secured and 12 disposal transactions to extract value from deprioritised and non-core assets. See page 19.

Continued implementation and expansion of our restructuring programme, including:	Core gross margin: 80.4%
> Reviewing supply and manufacturing assets.	Core operating margin: 34.7%
> Driving R&D efficiency.	On track to deliver R&D unit cost reduction target of 15% over three years.
> Driving sales and marketing resource optimisation and customer focus.	Core SG&A cost growth rate: 3%
> Implementing restructuring and efficiency programmes in corporate functions.	Restructuring programme continues with benefits now estimated to reach $2.5 billion per annum (up from $1.4 billion); with $2.1 billion in savings expected before 2010, and the balance to be realised by 2013.

Procurement savings on track to achieve target.

Strengthening the effectiveness of leaders and our performance management.

Maintaining/improving levels of employee engagement.

Investing in leadership development to improve accountability and collaboration.

Integrating responsible business considerations into everyday business thinking and decision-making.

Global employee survey shows employee engagement is strong, outperforming many other pharmaceutical companies. See page 28.

15 confirmed breaches of external sales and marketing regulations or codes. See page 25.

Positioned amongst the top 6% of companies in the sector in the Dow Jones World and STOXX (European) Sustainability Indexes.

376,000 animals used in research (preliminary figures). See page 20.

1.22 million tonnes CO2 equivalents (39 tonnes/$million sales). See page 71.

22 tonnes ODP emissions (0.71kg/$million sales). See page 71.

2.28 accidents with serious injury per million hours worked. See page 29.

1.04 cases of occupational illness per million hours worked. See page 29.

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REPORTING OUR PERFORMANCE – FINANCIAL

SALES BY KEY AND BASE PRODUCTS $M

● KEY PRODUCTS (*ARIMIDEX, CRESTOR, NEXIUM, SEROQUEL AND SYMBICORT*) ○ BASE PRODUCTS

	Key products	Base products	TOTAL
08	17,110 (+9%)	14,491 (-2%)	31,601
07	15,344 (+11%)	14,215 (+3%)	29,559
06	13,318 (+23%)	13,157 (+1%)	26,475
05	10,849 (+27%)	13,101 (-1%)	23,950
04	8,426 (+36%)	13,000 (-4%)	21,426

SALES BY REGION $M

● NORTH AMERICA ● ESTABLISHED ROW ○ EMERGING ROW

	North America	Established ROW	Emerging ROW	TOTAL
08	14,785	12,543	4,273	31,601
07	14,511	11,491	3,557	29,559
06	13,480	10,131	2,864	26,475

GROSS MARGIN $M

	$M	% OF SALES
Core 08	25,408	80.4%
Reported 08	25,003	79.1%
Reported 07	23,140	78.3%
Reported 06	20,916	79.0%

OPERATING PROFIT MARGIN $M

	$M	% OF SALES
Core 08	10,958	34.7%
Reported 08	9,144	28.9%
Reported 07	8,094	27.4%
Reported 06	8,216	31.0%

R&D INVESTMENT $M

	$M	% OF SALES
Core 08	4,953	15.7%
Reported 08	5,179	16.4%
Reported 07	5,162	17.5%
Reported 06	3,902	14.7%

REPORTING OUR PERFORMANCE – NON-FINANCIAL

ASTRAZENECA EMPLOYEES: ACCIDENTS WITH SERIOUS INJURY (PER MILLION HOURS)[1,2]

08	2.28
07	2.65
06	2.37

ASTRAZENECA EMPLOYEES: CASES OF OCCUPATIONAL ILLNESS (PER MILLION HOURS)[1]

08	1.04
07	0.99
06	0.97

SALES AND MARKETING: NUMBER OF CONFIRMED BREACHES[3]

08	15
07	32
06	44

NUMBER OF ANIMALS USED IN RESEARCH '000

08	376[4,5]
07	285
06	288

GREENHOUSE GAS EMISSIONS[1]

	2008	2007	2006
CO_2-equivalents (million tonnes)	**1.22**	1.29	1.31
Index (tonnes/$million sales)	**39**	44	50

Figures are calculated in line with the Greenhouse Gas (GhG) Protocol guidance (ghgprotocol.org)

OZONE DEPLETION POTENTIAL EMISSIONS[1]

	2008	2007	2006
CFC11-equivalents (tonnes)	**22**	36	40
Index (kg/$million sales)	**0.71**	1.2	1.5

Source data for calculation of CFC figures is AstraZeneca sales data

[1] Data excludes MedImmune.
[2] With and without days lost.
[3] Of codes or regulations ruled by external bodies.
[4] Data includes MedImmune, KuDOS and Arrow Therapeutics.
[5] Preliminary figures. Final data will be available end March 2009 on astrazeneca.com/responsibility.

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16	RESOURCES, SKILLS AND CAPABILITIES

AstraZeneca’s continued success depends on focused delivery of our strategy, responding effectively to the challenges of our rapidly changing business environment and successfully identifying and harnessing opportunities to strengthen the value of our contribution to healthcare and society.
This section describes the resources, skills and capabilities that we have in place to drive delivery of our strategic goals and keep AstraZeneca at the forefront of positive change within the industry.
Underpinning all of our activity is our commitment to innovative collaboration, focused on a common goal: better health. This means engaging and working with our stakeholders to gain the insights we need to maintain a flow of new, targeted and valued medicines. It means working in effective teams internally and in external partnerships that complement and strengthen our own capabilities. It also means active participation in the debate on issues that impact our business and shape our operating environment.
MEDICINES
Backed by our 70-year track record of pharmaceutical innovation, we have a broad range of marketed medicines that continue to make a positive difference in important areas of healthcare. We actively and rigorously develop our brands to bring further benefit for patients and maximise their commercial potential.
Our range of medicines is highly competitive and includes 11 products each with annual sales of over $1 billion. Our business growth in the short to medium term is being driven by Arimidex, Crestor, Seroquel and Symbicort. Together with Nexium, these five key products provide the platform for our continued success whilst we enhance our pipeline for the future.
Our medicines are testament to the skills of our scientists and our commitment to working closely with physicians, patients and other stakeholders to understand what they need and what they value. Such relationships have helped us develop families of medicines – generation by generation – such as the hormone-based cancer treatments we have discovered since the 1970s, including Nolvadex (tamoxifen), Zoladex, Casodex, Arimidex and Faslodex. Among other benefits, these have played a part in increasing the five year survival rate for women with breast cancer from under 70% 50 years ago to around 90% today.
We introduced the world’s first proton pump inhibitor, Losec/Prilosec in 1988 – a breakthrough in the treatment of gastro-oesophageal reflux disease – and we have since developed an improved therapy, Nexium, which provides healing and symptom relief in more patients in a shorter time.
Even after a new medicine is launched, we continue to explore all the ways it can be used to maximise patient benefit. We have clearly defined development management programmes for our marketed products designed to optimise both the benefit they bring to patients’ lives and their commercial potential within the timeframe that patent protection is available to us.
For example, Crestor, our statin for lowering cholesterol levels has been used to treat over 14 million people since its launch in 2003. Studies in recent years have shown that not only does Crestor reduce cholesterol, it also slows the progress of atherosclerosis, or “hardening of the arteries”. In 2008, a major study reported that Crestor significantly reduced major cardiovascular events by 44% in patients with normal cholesterol levels but with other high risk factors.
Similarly, we first introduced Seroquel as a treatment for schizophrenia, and our subsequent studies have shown that it is also effective in treating both the manic and depressive dimensions of bipolar disorder. Recent clinical development has also been undertaken for the use of Seroquel in treating major depressive disorder and general anxiety disorder. Launched in 1997, Seroquel is now the most commonly prescribed atypical anti-psychotic in the US.
We also continue to develop better ways in which our medicines can be used. Our Symbicort Maintenance and Reliever Therapy (Symbicort SMART ) is the first asthma treatment regime to combine both regular maintenance and as-needed reliever therapies – allowing patients to control daily symptoms and reduce asthma attacks using one inhaler, instead of the usual two or more. In another development, Symbicort is also now used to treat chronic obstructive pulmonary disease (COPD).
Our acquisition of MedImmune in 2007 brought some significant biological products into our portfolio. Synagis is the standard of care for respiratory syncytial virus (RSV) prevention and has been administered to over one million premature babies around the world to help protect them from serious RSV disease.
FluMist, the first intranasal influenza vaccine to be approved in the US, represents the first innovation in flu vaccination in more than 60 years.
Further information about all our major products can be found in the Therapy Area Review on page 53.
ENSURING PATIENT SAFETY
The safety of the patients who take our medicines is a fundamental consideration. All drugs have potential side effects and we aim to minimise the risks and maximise the benefits of each of our medicines, throughout their discovery, development and beyond. After launch, we continually monitor the use of all our medicines to ensure that we become aware of any side effects not identified during the development process and to ensure that accurate, well-informed and up-to-date information concerning the safety profile of our drugs is provided to regulators, physicians, other healthcare professionals and, where appropriate, patients. Clinical trials, although extensive, cannot replicate the complete range of patient circumstances and rare side effects can often only be identified after a medicine has been launched and used in far greater numbers of patients and over longer periods of time. We have comprehensive and rigorous pharmacovigilance systems in place for detecting and rapidly evaluating such effects, including mechanisms for highlighting those that require immediate attention.
We have an experienced, in-house team of around 500 clinical patient safety professionals working around the world who are dedicated to the task of ensuring that we meet our commitment to patient safety. Each of our products (whether in development or on the market) has an assigned Global Safety Physician who, supported by a team of Patient Safety Scientists, is responsible for that product’s continuous safety surveillance. Patient Safety Managers in each of our national companies have local responsibility for product safety within their respective countries.
Our Chief Medical Officer (CMO) has overall accountability for the benefit/risk profiles of the products we have in development and those on the market. The CMO provides medical oversight and ensures that appropriate risk assessment processes are in place to enable informed decisions to be made about safety as quickly as possible.

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Our commitment to patient safety includes ensuring the security of our medicines throughout their manufacture and supply. We continuously monitor our business environment to identify any new or emerging product security risks and work to ensure that these are managed quickly and effectively. In addition to our internal processes, we also work with regulatory authorities, government agencies, trade associations and law enforcement agencies to combat the growing threat of counterfeiting. Further details of the ways in which we manage the risk of counterfeiting can be found in the Principal Risks and Uncertainties section from page 76.
HOW WE PRICE OUR MEDICINES
Despite significant advances in healthcare in recent decades, many diseases are still under-diagnosed or not well treated, or there is not yet an effective therapy. Continued innovation is required to address these unmet medical needs. At the same time, the growing demand for healthcare, driven by people living longer, increasing populations and the emergence of new economies, means ever greater pressure on the payers’ budgets.
At AstraZeneca, our challenge is to balance the associated downward pressure on the price of medicines with the cost of the continued innovation that brings benefit for patients and society.
When setting the price of a medicine, we take into consideration its full value to patients, to those who pay for healthcare and to society in general. Our pricing also takes account of the fact that, as a publicly owned company, we have a duty to ensure that we continue to deliver an appropriate return on investment for our shareholders. We balance many different factors, including ensuring appropriate patient access, in our global pricing policy, which provides the framework for optimising the profitability of our products in a sustainable way.
We continually review our range of medicines (both those on the market and in the pipeline) to identify any that may be regarded as particularly critical to meeting healthcare needs – either because they treat diseases that are (or are becoming) prevalent in developing countries, or because they are potentially a leading or unique therapy addressing an unmet need and offering significant patient benefit in treating a serious or life-threatening condition. In such cases, we aim to provide patient access to these medicines through expanded patient access programmes. We also support the concept of differential pricing in this context, provided that safeguards are in place to ensure that differentially priced products are not diverted from patients who need them, to be sold and used in more affluent markets.
BRINGING ECONOMIC AS WELL
AS THERAPEUTIC BENEFIT
Our medicines play an important role in treating serious disease and in doing so they bring economic as well as therapeutic benefits. Effective treatments can help to save healthcare costs by reducing the need for more expensive care, such as hospital stays or surgery. They also contribute to increased productivity by reducing or preventing the incidence of diseases that keep people away from work.
RESEARCH AND DEVELOPMENT
R&D STRATEGY
Our R&D strategy is geared to maintaining a flow of new products that will deliver sustained business growth in the short, medium and long-term.
In the short-term, we have continued to build on the good growth achieved in 2007. Our overall portfolio volume has grown by 5% and our in-phase distribution of the projects has improved. Phase III volumes have remained constant and our Phase II portfolio has grown by over 50% (20 to 31) during 2008.
Notable successes in the life-cycle management (LCM) of our key marketed products during the year included eight significant submissions and three approvals in the US and/or the EU, which are described in the Therapy Area Review commencing on page 53.
In the medium-term, we will continue to drive our pre-clinical and clinical Phase I and II projects towards proof of concept as rapidly as possible. In line with our ongoing externalisation strategy, we continue to look beyond our own laboratories, and actively seek alliances and acquisitions with external partners to gain access to leading drug projects or technology platforms.
The progress we are making in our drive to increase productivity is reflected in the delivery of projects from discovery and the growth of our early development portfolio. We have introduced a more rigorous and consistent measure for the number of compounds reaching development and now record additions to the pipeline from the first pre-clinical study conducted for regulatory approval purposes (First Good Laboratory Practice (FGLP)) instead of when a candidate drug is simply nominated for development. During 2008, 32 FGLPs were selected for development (compared with 36 in 2007).
Further details are set out in the Development Pipeline table on pages 22 to 24.
DISEASE AREA STRATEGIES
Our disease area strategies are established using a regular review process that centres on the evaluation of research opportunities against a set of consistent criteria, including unmet medical need, commercial and scientific opportunity, competitive position and alignment with our capabilities. Our R&D Executive Committee (further details of which are set out on page 21) uses the reviews to determine the levels of investment we will make in different disease areas. The process also enables us to deploy our resources in the best way to meet our commercial and scientific objectives.
Our New Opportunities Team, operating from pre-clinical through development, generates more value from disease mechanisms and compounds through both internal efforts and external alliances with the aim to transform them into profitable, innovative therapies. In addition, the New Opportunities Team will consider a broad range of pre-clinical to late stage development opportunities. This includes identification of compounds that help address side effects and complications in disease areas we have prioritised, and of opportunities that enable rapid entry into breaking new disease areas via strategic alliances, in order to provide additional assets for our pipeline and the delivery of profitable growth.
OUR RESOURCES
AstraZeneca’s research effort spans a range of different disciplines and locations, but our scientific community shares a common goal: to deliver new and innovative medicines to patients as quickly, efficiently and safely as possible. They work together across national boundaries and sites to exchange ideas, promote best practice and maximise the scientific potential offered by our size and global reach.
We have a global R&D organisation, with around 12,000 people at 17 principal centres in eight countries. Our main small molecule facilities are in the UK (Alderley Park, Macclesfield and Charnwood); Sweden (Lund, MöIndal and Södertälje); and the US (Boston, Massachusetts and Wilmington, Delaware). Other sites which have a focus on discovery

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Important early stage collaborations have included deals with Argenta and Silence Therapeutics and more recently with Columbia University in the US regarding both cardiovascular and neurology opportunities. Additionally, we have also formed a significant number of early stage partnerships to ensure that we have access to the latest science and technology.
Our externalisation strategy is not restricted to securing in-licensing deals and research or commercial collaborations. It represents an important component of our efforts to maximise value from our portfolio and incorporates value creation through disposal. To that end, we have completed a number of out-licensing transactions and disposals in 2008, including the transfer out of assets relating to certain gastrointestinal projects to create a new entity, Albireo. We also concluded a fostering agreement with Cancer Research UK under which they will conduct the early development of an Src Kinase Inhibitor at their own cost with AstraZeneca retaining options on the product upon completion of certain development milestones.
We continue to strengthen our biologics capability through externalisation and completed a number of significant transactions during 2008 including deals with Direvo Biotech and SBI Biotech Co.
During 2008 we broadened the scope of activity by MedImmune Ventures, a captive venture capital fund, set up to access leading-edge technology emerging within the biotechnology world. MedImmune Ventures will now seek opportunities on a more global basis to stay at the forefront of novel science accessing the most innovative start-ups in biotechnology.
R&D ETHICS
In our search for new medicines for important areas of healthcare, we are committed to innovative, high quality science, conducted to high ethical standards. Compliance with relevant laws and regulations is a minimum baseline and underpins our own global principles and standards, as outlined in our Bioethics Policy.
Clinical trial
Most of our clinical trials are global in nature because studies conducted across a broad geographic span enable us to represent more fully the diversity of the patient populations for whom the new medicine is intended.
When conducting a trial anywhere in the world, we operate to the highest of the standards required by the external international, regional or local regulations, and our own internal standards. We have strict guidelines to ensure that those taking part are not exposed to unnecessary risks; that they understand the nature and the purpose of the research; that proper procedures for gaining informed consent are followed (including managing any special circumstances such as different levels of literacy); and that appropriate confidentiality rules are applied.
Whilst all AstraZeneca clinical studies are designed and finally interpreted in-house, some of them are run for us by external organisations. The percentage of studies we place with third parties varies, depending on the number of trials we have underway and the amount of internal resource available to do the work. We contractually require all of our suppliers to work to the same standards that we apply in-house. In 2008, around 26% of patients in our global studies were monitored by external contract research organisations on our behalf.
During 2008, we extended the scope of our clinical trials disclosure to include information about the registration and results of all AstraZeneca sponsored clinical trials for all products in all phases, including marketed medicines, drugs in development and drugs whose further development has been discontinued. We make information available, irrespective of whether the results are favourable or unfavourable to AstraZeneca, on public websites including our own dedicated website, astrazenecaclinicaltrials. com. At the end of 2008, we had registered over 800 trials and published the results of more than 500 trials.
Animal research
Our pre-clinical research includes animal studies, which continue to play a vital role. They provide essential information, not available through other methods, about the effects of a potential new therapy on disease and the living body. Regulatory authorities around the world also require safety data from pre-clinical testing in animals before a new medicine can be tested in man.
All our research using animals is carefully considered and justified and, backed by our global policies, we continue to drive the application of the 3Rs (Replacement, Reduction and Refinement of animal studies) across our research activity.
The number of animals we use each year varies according to the amount of pre-clinical research we are doing and the complexity of the diseases under investigation. As we continue to expand our discovery research activity, our ongoing challenge is to ensure that our use of animals is minimised without compromising the quality of the data. We believe that, without our active commitment to the 3Rs, our animal use would be much greater.
We continue to develop our data capture processes to incorporate companies recently acquired by AstraZeneca and our animal numbers for 2008 now include MedImmune, Arrow Therapeutics and KuDOS.
In 2008, AstraZeneca used approximately 347,0001 animals in-house (2007: 271,000). In addition, approximately 29,0001 animals were used by external contract research organisations on our behalf (2007: 13,500). Around 93% of the animals used in 2008 were rodents, 4% were fish and amphibians and the remaining 3% included chickens, rabbits, dogs, ferrets, primates, pigs and sheep. We also use genetically modified mice and rats to understand better the genes involved in human disease. In 2008, these accounted for approximately 13% of our total rodent use.
We only use primates in circumstances where no other species or non-animal methods can provide the safety or clinical benefit information that we are seeking in a study, and where the outcomes of the study are likely to bring significant advances for the development of new medicines. Our expanding biologics capability means that we will be increasing our primate use over time, particularly in the development of monoclonal antibodies targeted at important areas such as cancer and respiratory disease. Monoclonal antibodies are highly specific to human physiology, so primates are in most cases the only relevant animal model because of their similarity to humans. Primates currently represent less than 1% of our animal use, and as our primate use increases, we expect it still to remain at less than 1% of the total.
AstraZeneca does not conduct or outsource work using wild caught primates or great ape species. In the future, in the rare case where there is no credible alternative model, exceptions may be considered but this will require rigorous secondary ethical and scientific review – in addition to our normal review processes – to challenge the need for the study, followed by appropriate Board level approval.

[1]	Preliminary figures. Final data will be available end March 2009 on our website, astrazeneca.com/responsibility

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The welfare of the animals we use continues to be a top priority. Qualified veterinary staff are involved in the development and implementation of our animal welfare programmes and everyone working with laboratory animals is trained and competent in their allocated responsibilities.
As well as mandatory inspections by government authorities, we have a formal programme of internal inspections carried out by our own qualified staff. External contract research organisations that conduct animal studies on AstraZeneca’s behalf are also required to comply with our ethical standards, and we conduct regular inspections to ensure our requirements are being met.
Stem cell research
As a company whose success is built on leading-edge science, we continuously monitor and assess new research capabilities to identify opportunities that could help us deliver better medicines for patients worldwide. We believe that human embryonic stem cell research may present such an opportunity.
Because this is a relatively new area for us and because we do not yet have all the necessary skills and technologies in-house, we are working with external partners who have the capabilities and expertise, and an ethical commitment consistent with our own. Some significant progress has been made, with some promising results, but more work is needed to understand the full potential of this type of research.
Our Bioethics Policy demands compliance both with external legislation, regulations and guidelines, and with our own codes of research practice, which include essential criteria that must be met before any such research is undertaken. Similar to those that govern inclusion in public stem cell registries such as the UK Registry and the US National Institute of Health Registry, these criteria require that the stem cells must have been derived from a fertilised egg that was created for reproductive purposes, that the fertilised egg must no longer be needed for these purposes and that fully informed consent (with no financial inducements) must have been obtained for the donation of the fertilised egg for scientific research. These requirements apply to all internal work and external research carried out on our behalf.
AstraZeneca is one of nine partners in a European Framework Research VI programme and is a founding member of the public-private partnership, Stem Cells for Safer Medicines, in the UK, which brings together academia, government and members of the pharmaceutical industry to broaden the approach to understanding this complex area of research.
Further information about our commitment to responsible research is available on our website, astrazeneca.com/responsibility.
R&D EXECUTIVE COMMITTEE, GOVERNANCE AND PORTFOLIO MANAGEMENT
The R&D Executive Committee oversees and prioritises our portfolio of both small molecule and biological discovery and development projects from across the Group (whether originating from our own R&D activities or from external sources). On an annual basis it takes a view across all therapy areas and makes decisions based on unmet therapeutic need, commercial and scientific opportunity, competitive position and capability mix. It is also charged with overseeing a portfolio review process intended to ensure that internal and external opportunities are reviewed using the same criteria and that there is a clear externalisation strategy aligned with the disease area strategies.
The Committee has the following accountabilities:
>	To establish a series of disease area strategies through joint therapy area strategy teams and to bring them together into a single AstraZeneca portfolio across small molecules and biologics.
>	To develop enabling strategies to ensure the optimal delivery of the disease area strategic targets, including technology strategies, capital expenditure, capability mix, shape and size and geographic footprint of the R&D organisation.
>	To work with the Chief Executive Officer and Chief Financial Officer to agree an overall R&D budget for AstraZeneca and, within the R&D Executive Committee, allocate that budget to discovery and development activities across small molecules and biologics.
>	To conduct a portfolio review process to evaluate all potential new medicines within the business to ensure resource prioritisation and delivery in line with that process. In particular, this process is intended to ensure that internal and external opportunities are reviewed using the same criteria and that there is a clear externalisation strategy, aligned with and complementary to, the disease area strategies, the internal portfolio and local market needs.
The R&D Executive Committee currently comprises the Executive Vice-President, Discovery Research; the Executive Vice-President, Development; the Executive Vice-President, Research and Development, MedImmune; the Executive Vice-President, Clinical Research and Chief Medical Officer, MedImmune; the Chief Executive Officer, North America and Executive Vice-President, Global Marketing and the President of MedImmune; the Senior Vice-President, Strategic Planning and Business Development; the Vice-President, R&D Finance; and the Vice-President, Development Projects.

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SALES AND MARKETING1
Active in over 100 countries, we have an extensive sales and marketing network focused on growing our business and driving the levels of commercial excellence that will maintain our position among the industry world leaders.
Our Global Marketing (GM) function is responsible for developing and leading our global brand strategy, to ensure strong customer focus and commercial direction in the management of our R&D and brand development activity, across the full range of pipeline and marketed products.
We define at an early stage of the drug discovery process what we believe the profile of a medicine needs to be to work most effectively in combating a particular disease. These disease target product profiles (TPPs) are based on the insights that GM gains through its relationships with healthcare professionals, patients and others for whom the medicine must add value, including regulators and payers. The attitudes and needs of these groups are key drivers of the development of the TPPs which are used throughout the life-cycle of a medicine to guide our R&D activity and help shape the therapy area and marketing strategies. Early in the development of new products, we also consider how best to demonstrate the value of our medicines to payers.
IN THE MARKETPLACE
As well as building on our leading positions in Established Markets such as the US, Japan and Europe, we continue to increase our strength through strategic investment in Emerging Markets, where ongoing GDP growth and changing disease demographics present significant opportunities for our business.
In these markets, we are applying the same strategic approach that has delivered our continued success in Established Markets – a focus on adapting to local customer needs, backed by global capability and scale. As part of this, we are strengthening our in-country sales and marketing presence to support swift and effective response to local customer needs. We continue to deliver strong, profitable growth in our Emerging Markets business, alongside our ongoing investment in these countries.
SALES FORCE EFFECTIVENESS
In the majority of key markets, we sell through wholly-owned local marketing companies. Elsewhere, we sell through distributors or local representative offices. Our products are marketed primarily to physicians (both primary care and specialist) as well as to other healthcare professionals. Marketing efforts are also directed towards explaining the economic as well as the therapeutic benefits of our products to governments and others who pay for healthcare.
Face-to-face contact is still the single most effective marketing method, but increasingly the efforts of our sales forces are being complemented by our use of the internet to facilitate and enhance our commercial activities. For a few products we also use direct-to-consumer advertising campaigns in the US, where it is an approved and accepted practice.
The way in which biologics are marketed and sold is an intensive, personal approach that is more targeted compared with traditional pharmaceuticals, with extensive use of specialty pharmaceutical distributors and little direct-to-consumer advertising.
We continue to evolve our sales and marketing model to ensure we stay at the forefront of best practice in meeting customer needs. In 2008, we created a cross-commercial strategy team, charged with the development and sharing of new sales and marketing best practice across our marketing companies. Pilot programmes currently being implemented include interactive selling models that are better suited to the time pressures of our customers, and novel approaches to the use of web-based tools that provide customers with information and support for their patients.
In Europe, we have continued to invest significantly in strengthening the skills of our commercial teams. Throughout 2008, several major international training programmes were held to enhance customer interaction skills and build capabilities in collecting and analysing first-hand customer insight. These programmes are being reinforced by in-market follow-up activities to consolidate core segmentation and management skills, and promote high quality customer service.
Our rapid growth in Emerging Markets is driving demand for central commercial support, particularly in respect of sales force effectiveness. Core sales and marketing training programmes have been adapted for, and deployed in, local environments. The main focus of these programmes is to embed core commercial skills, such as segmentation and targeting, and to strengthen sales managers’ coaching and planning skills. Both regional and local senior teams have adopted the same practice of active follow-up and monitoring as applied in our Established Markets.
ADAPTING TO THE CHANGING ENVIRONMENT
We continue to adapt to the changing demands and market conditions. Restructuring of our Established Market sales forces is being made to deliver efficiencies within a challenging business environment alongside the expansion of our Emerging Market teams to ensure we are appropriately resourced to deliver the full potential of the business opportunities in these countries.
Our business in Europe is now delivering improved productivity following our restructuring programme which over the last two years significantly reduced sales force numbers and marketing spend across all our major marketing companies in the region. Productivity benefits are also being seen in Japan, where we continue to reshape our sales and marketing cost base to support existing well performing brands and prepare for potential launches of new products.
In key Emerging Markets, in line with our future growth ambitions, we increased our sales and marketing spending by double-digit growth rates in 2008 and we continue to expand our sales forces to support our strategic expansion in these areas.
SALES AND MARKETING ETHICS
Our global reach, coupled with the broad range of different channels that we use for interacting with our customers, means that we face an increasing level of complexity in the various regulatory and legislative environments in which we operate.
We are committed to ensuring that we manage these complexities consistently and appropriately and deliver ethical sales and marketing practices worldwide that, as a minimum, meet or exceed the standards set by external regulations and codes of practice. To that end, we require all our marketing companies to have codes of practice in place that are in line with our own Code of Conduct and Global Policies, and which are at least as restrictive as all applicable external codes.

[1]	For the AstraZeneca definition of markets please see the Glossary on page 199.
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During 2008, we updated and further strengthened our existing codes of sales and marketing practice, with a particular focus on interactions with patient groups, the use of the internet for communicating about our products, and anti-bribery and anti-corruption governance. This update was supported by extensive training of all relevant staff in all countries.
Line managers monitor compliance locally within their teams, supported by dedicated compliance professionals, who also work to ensure that appropriate training in sales and marketing practices is provided. We also have a nominated signatory network that focuses specifically on approving promotional materials, to ensure that they meet all applicable internal and external code requirements.
At a global level, our Group Internal Audit teams conduct local audits within our marketing companies and regional offices. Marketing companies outside North America conduct their own local audits under the control of the Local Compliance Officer, reporting to the Regional Compliance Officer.
Information concerning instances where our practices may not be up to the standards we require is collected through our various compliance and continuous assurance reporting routes and reviewed by senior management in local and/or regional compliance committees. As appropriate, serious breaches are reviewed by the AstraZeneca Board and the AstraZeneca Audit Committee. More information about our compliance and assurance processes is contained in the Risk Management and Assurance Processes section on page 74.
The variations between national external frameworks for regulation of sales and marketing practices create a challenge in interpreting the number of cases of confirmed breaches of codes or regulations ruled by external bodies (our key performance indicator (KPI)). Nevertheless, this KPI provides a benchmark against which to measure our performance over time.
In 2008, we identified a total of 15 such cases (32 in 2007), based on information gathered from 63 countries in which we have marketing subsidiaries or branch offices. We believe this significant decrease reflects our continuing commitment in this area and arises primarily from our strengthened internal procedures. The decrease should also be seen in the context of the continuing rise in strict standards from national and international codes.
We take all breaches very seriously and take appropriate action to prevent repeat occurrences. This may include re-training, discipline, or other corrective action up to and including dismissal, depending on the circumstances.
Further information about our commitment to responsible business practice is available on our website, astrazeneca.com/responsibility.
INTELLECTUAL PROPERTY
Patents are important incentives for the continued innovation that drives society’s progress. We continue to commit significant resources to establishing effective patent protection for our intellectual property, and to vigorously defending our patents if they are challenged.
The discovery and development of a new medicine requires a significant investment of time, resource and money by research-based pharmaceutical companies over a period of 10 or more years. For this to be a viable investment, the results – new medicines – must be safeguarded from copying with a reasonable amount of certainty for a reasonable period of time. The principal safeguard in our industry is a well-functioning patent system that recognises our effort and rewards our innovation with appropriate protection allowing time to generate the revenue we need to re-invest in new pharmaceutical innovation.
Our first level of protection is typically the patent to the new molecular entity, either a new chemical entity or a biological product. However, further innovations such as new medical uses or different ways of taking the treatment are often made during the R&D process and beyond. Each of these developments also requires significant resource investment to obtain marketing approval from regulatory authorities around the world. Our policy is to protect all the innovations that result from the investment we make in leading-edge science to deliver new and improved medicines.
We apply for patent protection relatively early in the R&D process to safeguard our increasing investment. We pursue these patents as appropriate through patent offices around the world, responding to questions and challenges from patent office examiners. In some countries, our competitors can challenge our patents in the patent offices, and in all countries competitors can challenge our patents in the courts. We can face challenges early in the patent process and throughout the life of the patent, until the patent expires some 20 to 25 years later (patent expiry is typically ten to 15 years after the first marketing approval is granted). These challenges can be to the validity of a patent and/or to the effective scope of a patent and are based on ever-evolving legal precedents. There can be no guarantee of success for either party in patent proceedings taking place in patent offices or the courts.
Worldwide experience of biotechnology patent procurement and enforcement is, like the technology itself, relatively young and still developing. As a result, there can be some uncertainty about the validity and effective scope of biotechnology patent claims in the biotechnology arena. The investment in bringing biotechnology innovations to the market is huge and a well-functioning, predictable patent system is vital.
The generic industry is increasingly challenging innovators’ patents, and almost all leading pharmaceutical products in the US have faced or are facing patent challenges from generic manufacturers. The research-based industry is also experiencing increased challenges elsewhere in the world, for example in Europe, Canada, Asia and Latin America. We are confident of the value of our innovations and, through close collaboration between our intellectual property experts and R&D scientists, we will continue to seek to obtain patents and defend them vigorously, if challenged. Further information about the risk of the early loss and expiry of patents is contained in the Risk section from page 74.
Compulsory licensing (the over-ruling of patent rights to allow patented medicines to be manufactured by other parties) is increasingly being included in the access to medicines debate. AstraZeneca recognises the right of developing countries to use the flexibilities in the World Trade Organization’s TRIPS (Trade-Related Aspects of Intellectual Property Rights) Agreement (including the Doha amendment) in certain limited circumstances, such as a public health emergency. We believe that this should apply only when all other ways of meeting the emergency needs have been considered and where healthcare frameworks and safeguards to prevent diversion are in place to ensure that the medicines reach those who need them.

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inspections at our sites and at our partners’ sites were resolved satisfactorily. Where appropriate, the experience and knowledge obtained as a result of these inspections is shared with other sites across the Group.
In March 2008, AstraZeneca Australia undertook a voluntary recall of four batches of Heparinised Saline 50IU/5ml because of the detection of a contaminant in the heparin raw material used in the manufacture of these batches. The heparin raw material was manufactured by a number of independent companies in China and sourced by AstraZeneca from an independent supplier. We communicated with all relevant stakeholders at the time of the recall. No adverse events were reported as a result of patients taking our heparinised saline product. As a result of this incident, we have taken steps to reinforce the security of our incoming materials supply chain, including strengthening our audit programme.
We continue to be actively involved through our membership in industry associations in influencing new product manufacturing regulations, both at national and international levels, primarily in Europe, the US and Japan.
MANAGEMENT OF OUTSOURCING RISK
Our global procurement policies and integrated risk management processes are aimed at ensuring uninterrupted supply of sufficiently high quality raw materials and other key supplies, all of which are purchased from a range of suppliers. We focus on a range of risks to global supply, such as disasters that remove supply capability or the unavailability of key raw materials and work to ensure that these risks are effectively mitigated. Contingency plans include the appropriate use of dual or multiple suppliers and maintenance of appropriate stock levels. Although the price of raw materials may fluctuate from time to time, our global purchasing policies seek to avoid such fluctuations becoming material to our business.
Our risk management also includes mitigating any reputational risk associated with the use of third parties. As stated in our Code of Conduct, we are committed to working only with suppliers that embrace standards of ethical behaviour that are consistent with our own. See the Working with Suppliers section for more on this commitment on page 75.
PEOPLE
With over 65,000 employees worldwide, we value the diverse skills and capabilities that a global workforce brings to our business. Aligning these skills and capabilities with strategic and operational needs, improving leadership capability, optimising performance and maintaining high levels of employee engagement are top priorities, alongside the integration of responsible business thinking across all our activities.
SETTING THE TARGETS
Clear targets and accountabilities are essential for ensuring that people understand what is expected of them as we work to deliver our business strategy. The AstraZeneca Board and Senior Executive Team are responsible for setting our high level strategic objectives and managing performance against these (see the Chief Executive Officer, Delegation of Authority and Senior Executive Team section on page 86). Managers across AstraZeneca are accountable for working with their teams to develop individual and team performance targets that are aligned to our high level objectives and against which individual and team contributions are measured and rewarded.
Our focus on optimising performance is reinforced by performance-related bonus and incentive plans. AstraZeneca also encourages employee share ownership by offering employees the opportunity to participate in various employee share plans, some of which are described in the Directors’ Remuneration Report from page 174 and also in Note 24 to the Financial Statements on page 139.
LEARNING AND DEVELOPMENT
We encourage and support all our people in achieving their full potential with a range of high quality learning and development (L&D) opportunities around the world.
We are also in the process of adopting a new global approach, backed by the creation of a new global L&D organisation in 2008, which aims to ensure that standards of best L&D practice are consistently applied in the most efficient way. During 2008, we also introduced an online resource that will, in time, make L&D tools and programmes available to all employees, creating a common platform that increases access to learning and supports self-development across the organisation. Implementation of further online L&D resources will continue during 2009.
Our leadership development frameworks are focused on six core capabilities which we believe are essential for strong and effective leadership: passion for customers; strategic thinking; acting decisively; driving performance; working collaboratively; and developing people and the organisation. These capabilities apply to all employees and are used in performance management, talent management, staffing and selection at all levels.
To ensure we maintain a flow of effective leaders, we work to identify individuals with the potential for increasingly more senior and complex roles. These talent pools provide succession candidates for a range of leadership roles across the Company that are critical to our continued business success.
COMMUNICATION AND DIALOGUE
We aim to provide an inclusive environment that encourages open discussion and debate at all levels across the Company. As well as line manager briefings and team meetings, we use a wide range of media to communicate with our employees around the world.
We also use a global employee survey (FOCUS) to track employee opinion across a range of key topic areas. The results, which are communicated to all employees, provide valuable insights that inform strategic planning across the business. To support our goal of promoting high levels of employee engagement, in 2008, our SET took the decision to run FOCUS annually, rather than every two years.
86% of our employees participated in the FOCUS 2008 survey – reflecting their continued confidence in this feedback mechanism. Results showed that employee engagement scores were very strong and we continue to outperform other pharmaceutical companies in this area. The results also indicated that people were seeing increased levels of cooperation between senior leaders, enabling more effective global and cross-functional working. The survey also identified some key areas that continue to require attention, in particular the need for improved communication from leaders about

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AstraZeneca’s strategic direction and the need to strengthen further our change management capabilities whilst continuing to invest in the development of our people. Our leaders take this feedback very seriously. New targets that address these issues have been included in the SET business performance management framework for 2009, and are focused on maintaining the already high levels of employee engagement, and improvements to the clarity of direction by senior leaders.
Our goal of creating a culture of open discussion and debate is supported by our well-developed arrangements for interactions with trade unions, elected employee representatives and local worker councils. A challenge for us is ensuring a level of global consistency whilst allowing enough flexibility to support the local markets in building good relations with their workforces that take account of local laws and circumstances – which vary from country to country. To that end, relations with trade unions are nationally determined and managed locally in line with the applicable legal framework and standards of good practice. We provide training at a local level for managers in consultation requirements as well as relevant labour law, and we have a range of Human Resources (HR) and line manager networks for sharing experience and good practice, and promoting alignment across the organisation. At a global level, we have a Group Employee Relations Director who supports national managers in ensuring that their local activities are consistent with our high level principles.
As we continue to develop our global platform for managing HR going forward, we are working to ensure that the strength of our local management approaches is not undermined. This is particularly critical to the effective management of the impact of our current business changes.
Our continuing strategic drive to improve efficiency and effectiveness resulted in further planned reductions of the workforce in some areas of our business during 2008. New business reshaping activities, combined with revised estimates for the original 2007 programme (7,600 job reductions), will result in the overall programme delivering a reduction of approximately 15,000 positions by 2013. All reductions in positions are subject to consultations with works councils, trade unions and other employee representatives and in accordance with local labour laws.
To ensure that a consistent approach continues to be adopted throughout the programme, specific guidance is provided for the HR teams and line managers throughout the organisation. Our challenge is that there are differences in the legal frameworks and the customary practice in the different geographies which are most affected by the business changes, but the global guidance provided aims to ensure that the same or similar elements are included in local implementation, for example, open communication and consultation with employees, re-deployment support and appropriate financial arrangements. In line with our core values, we expect the people affected to be treated with respect, sensitivity, fairness and integrity at all times.
Our long-standing arrangements for interactions with trade unions, elected employee representatives and worker councils in the UK and Sweden provide the forum for productive discussion and collaboration with regard to our workforce reduction activity. Elsewhere, our processes follow the nationally determined arrangements.
HUMAN RIGHTS
We are fully supportive of the principles set out in the UN Declaration of Human Rights, and our Code of Conduct and supporting policies outline the high standards of employment practice with which everyone in AstraZeneca is expected to comply, both in spirit and letter. This includes, as a minimum, compliance with national legal requirements regarding wages and working hours. We also support the International Labour Organisation’s standards regarding child labour and minimum working age.
We believe that every employee should be treated with the same respect and dignity. All judgements about people for the purposes of recruitment, hiring, compensation, development and promotion are made solely on the basis of a person’s ability, experience, behaviour, work performance and demonstrated potential. As part of this, we are committed to complying with the provisions of all equality legislation including the UK Disability Discrimination Act 1995.
We continue to work to ensure that diversity is appropriately supported in our workforce, reflected in our leadership and integrated into business and people strategies. Diversity is included in our Talent Management SET objectives and we have a set of minimum standards that support global alignment in the integration of diversity and inclusion into our human resources processes. As an indicator, 21% of the 82 senior managers reporting to the SET are women. The change from 2007 (26% of 81 senior managers) is not a result of reduced commitment to diversity, but is a consequence of our continued re-organisation of the Company at all levels, which continues to impact SET reporting lines.
We have made significant investment in improving our human resources information technology and are in the process of implementing a global system that will drive consistent people management and data capture worldwide. Launched in the UK, Sweden and China in 2006, the system is now in use in 16 countries which means we have consistent, detailed and integrated people information available at a global level covering over 40,000 employees.
SAFETY, HEALTH AND WELLBEING
>Providing a safe workplace and promoting the health and wellbeing of all our people remains a core priority. A safe, healthy working environment not only benefits employees, it supports our business through improved employee engagement, retention and productivity.
We are committed to ensuring that safety and health risks are understood and managed responsibly. We continue to build on our traditional safety and health programmes, which focus on workplace behaviours and attitudes, whilst developing new approaches to managing stress and helping employees understand their personal health risks.
Wellbeing programmes vary according to health risk profile, function and local culture, and include general health initiatives aimed at increasing exercise levels, reducing smoking, improving nutrition and managing stress. We also have plans in place to deal with the potential threat of pandemic flu, including the provision of anti-virals for employees based in areas where adequate supplies may not be available through national treatment regimes.
Our key performance indicator (KPI) for safety, health and wellbeing combines the frequency rates for accidents resulting in fatal and serious injuries and new cases of occupational illness into one KPI, with an overall target of a 50% reduction in the combined rates by 2010, compared with a 2001/2002 reference point. The overall fatal and serious injury accident rate for AstraZeneca employees decreased by 14% to 2.28 per million hours worked in 2008, whilst the occupational illness rate increased by 5% to 1.04.

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This equates to a combined reduction of 9% compared to 2007, and we are on track to achieve the targeted reduction by 2010.
We regret that during 2008 there were six fatal accidents, resulting in the deaths of three employees, two sub-contractors and five members of the public. Five of these accidents were vehicle related. Three people were killed in a single vehicle accident in China, two in a single vehicle accident in Saudi Arabia and one person killed in vehicle accidents in the US, Thailand and Egypt. The sixth accident occurred at one of our US sites where two sub-contractors were killed whilst engaged in construction work. Full investigations into the circumstances surrounding these accidents are being carried out.
We work hard to identify the root causes of any serious accident and use a range of investigation procedures to help us avoid repetition. Learning is shared with management and staff, and our conclusions about underlying causes are used to improve our management systems.
With the support of the Executive Vice-President of Operations, a global initiative to share learning from recent accidents and fatalities was implemented during 2008. A learning package was rolled out to employees in Operations and relevant areas of R&D, which focused on involving them in discussions about the root causes of these incidents, and on emphasising the need for everyone to challenge unsafe acts or working conditions.
We remain dissatisfied with our driver safety record and we are determined to improve our performance in this area. Our commitment centres on the promotion of driver safety across our sales forces worldwide, taking into account local conditions and opportunities for improvement.
In the US, where we have a sales force of around 6,500 people, our “Road Scholars” driver safety programme has been in place since 2005 and continues to be a valuable channel for building awareness and improving driver skills. During 2008, we further strengthened commitment and accountability in this area with the inclusion of a driver safety objective in the US performance management framework.
Outside the US, in our International Sales and Marketing Organisation (ISMO), where we have around 17,000 representatives across 61 countries, we are implementing a new driver safety programme, “DriveSuccess”. Whilst taking account of the different driving environments across the various ISMO countries, “DriveSuccess” provides a high-level framework of common standards to be adopted by each country. The framework was rolled out across Europe, Central Eastern Europe, Middle East and Africa and Latin America during the last quarter of 2008, and Asia Pacific, including Japan, will follow in 2009.

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ENVIRONMENTAL SUSTAINABILITY	71

In this section, we describe our commitment in two key areas of environmental sustainability: managing our carbon footprint and understanding the potential impact of pharmaceuticals in the environment. More information about our work in these areas and others, such as waste management, resource efficiency, biodiversity and emissions to air and water, can be found on our website, astrazeneca.com/responsibility.
We continue to track, actively participate in, and pursue initiatives relating to international research and policy developments associated with emerging safety, health and environment (SHE) policy and legislative matters.
CLIMATE CHANGE
We are committed to minimising our impact on climate change and in recent years we have been making good progress in reducing our greenhouse gas emissions. In 2008 our total emissions from all sources were 5% lower than in 2007. Data on our performance over the last three years is provided on page 15.
In common with most businesses, our emissions arise from the energy we use at our facilities, from other in-house activities and from the various means of transport we use. Our carbon footprint is also affected by some of our respiratory therapies, specifically our pressurised metered dose inhaler (pMDI) products which rely on propellants such as hydrofluoroalkane (HFA, a greenhouse gas), to deliver the medicine to the airways. Patients who are unable to use our Turbuhaler dry powder inhaler, which does not require propellants, need these pMDI products. We believe that the expanded treatment choice and potential benefits that they offer outweigh the potential impact on the environment.
The business of developing, manufacturing and distributing innovative medicines is increasingly complex and uses energy both in our facilities and in travel and transport. We continue to drive the implementation of initiatives and programmes that are focused on managing our carbon footprint across key areas of our business activity. For example, recognising the significant global warming emissions from business road travel for sales and marketing activities, we continue to invest in advanced driver training to improve both safety and efficiency associated with road travel and we are increasingly using a range of hybrid and alternative fuel vehicles.
Other areas in which we are driving further improvement include:
>	Implementation of green technology principles in our process design.
>	Exploring the potential for further investment in low carbon and renewable energy options at our sites.
>	Further investment in greener energy supply from external power suppliers.
>	Implementation of further energy conservation programmes, particularly related to fume cupboards in laboratories.
Alongside this, we also continuously seek to use external opportunities to share learning and foster best practice. For example, as part of prioritising the selection of goods transport partners on the basis of their reliability, quality and internal safety, health and environmental management, we take into consideration the efficiency of their air and road fleets. In 2008, AstraZeneca, in conjunction with our European road freight and logistics provider, was recognised in the European Outsourcing Awards for the success of a new initiative to co-load our product into vehicles with product from other companies – minimising vacant space and significantly reducing costs and environmental impact.
OUR TARGETS
We continue to work hard to manage our environmental impact without compromising our ability to deliver new therapies for important areas of healthcare. Our current climate change targets, approved by the Board in 2005, aim to ensure that our absolute emissions in 2010 will be no greater than they were at the start of the decade and 55% less than they were in 1990.
This requires substantial efforts to be made across our business to produce, by 2010, an absolute reduction of 12% in global warming emissions from all sources other than pMDIs, when compared with 2005. More details about our reduction targets and performance can be found on our website, astrazeneca.com/responsibility.
We are currently in the process of developing a new environmental sustainability strategy, together with associated objectives and targets, which will take us beyond 2010 and drive our continued commitment in this important area.
PHARMACEUTICALS IN THE ENVIRONMENT
The presence of trace amounts of pharmaceuticals in the environment (PIE) resulting from patient excretion is an inevitable result of the way most current medicines work: pharmaceuticals need to be stable enough to have a useful shelf life and oral dosage forms must be robust enough, in most cases, to pass through the stomach intact.
Continued publication of data relating to the presence of pharmaceutical residues in surface waters and more recently also in drinking water has stimulated a wider debate. We understand the concerns these publications raise and are committed to addressing this issue responsibly.
Whilst the scientific studies published to date suggest that the low levels of pharmaceuticals detected in the environment are unlikely to pose a risk to human health, we continue to develop a better understanding of the potential long-term effects on aquatic life. We are committed to ensuring that any potential adverse effects are responsibly balanced against the benefits our medicines bring to patients.
This is an ongoing priority for our scientists at our Environmental Laboratory in Brixham, UK, who are at the forefront of this field of science, working both independently and in collaboration with other companies, leading academics and regulatory bodies to advance PIE-related research. We recently invested $24 million in new laboratories at the Brixham site to further improve the facilities for the evaluation of the environmental fate and persistence of pharmaceuticals.
The environmental profile of our new pharmaceuticals is assessed prior to applying for government approval in a manner that is consistent with applicable regulatory regimes. In addition, many of our existing products are assessed to comply with the new EU requirements in connection with post approval applications.
We have also introduced internal Environmental Risk Management Plans that will accompany all new medicines and which will enable all available environmental data for a product to be taken into account at key decision points during development.

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Consistent with our overall commitment to product stewardship and sustainable production, AstraZeneca manufactures its products in accordance with strict regulatory requirements and our processes are designed to avoid, or otherwise minimise, the loss of product to the environment. We will continue to proactively manage emissions of active pharmaceutical ingredients from manufacturing activities, integrate “green chemistry” principles into our operations, and otherwise ensure that any residual losses of pharmaceuticals to the environment that do occur are at levels that would be unlikely to pose a threat to human health or the environment.
We make our environmental risk data, together with available information on our existing products, publicly available via the Swedish Doctors Prescribing Guide website using the voluntary disclosure system introduced by the Swedish Association of the Pharmaceutical Industry (LIF). The system was developed by LIF and a number of Swedish stakeholders, in conjunction with expert representatives from international pharmaceutical companies, convened and chaired by AstraZeneca. We are also working with the Association of the British Pharmaceutical Industry, to help the Environment Agency for England and Wales to evaluate the risks of the existing medicines on their priority action list.
We continue to be active in communicating and discussing our research and initiatives at international and national conferences with academia and other stakeholders. We also participate in informal networks and are active in proposing topics of interest for discussion at scientific conferences and with non-governmental organisations.
Wherever AstraZeneca is located worldwide, we aim to make a positive contribution to our local communities through charitable donations, sponsorships and other initiatives that help to make a difference. Our activities focus on bringing sustainable benefit in ways that are consistent with our business of improving health and quality of life, and on promoting the value of science among young people.
In 2008, we spent a total of $718 million (2007: $588 million) on community sponsorships and charitable donations worldwide, including $646 million of product donations, valued at average wholesale prices (2007: $518 million).
We also contribute where possible to disaster relief efforts. During 2008, following the earthquake tragedy in China, we committed a total of $2 million to the immediate relief effort and to a longer-term programme designed to help the affected communities rebuild their lives. Following the devastating cyclone in Myanmar (Burma), we committed a further $200,000 to increase Red Cross emergency relief stocks held in the charity’s regional Disaster Response Centre in Kuala Lumpur, which was originally established with $700,000 of funding from AstraZeneca in 2005.
IN THE DEVELOPING WORLD
Whilst we remain committed to making a contribution to improving healthcare in the developing world, we believe that real progress can only be made through the commitment of all the related stakeholders, including governments, non-governmental organisations (NGOs) and the international community, as well as the private sector.
The medicines in our range today are not relevant to the treatment of tuberculosis (TB), HIV/AIDS and malaria, the most significant healthcare problems that many developing world countries are currently facing, but we are applying our skills and resources to helping in other ways.
DEDICATED RESEARCH
We have a dedicated scientific resource in Bangalore, India that focuses on finding a new, improved treatment for TB – a major cause of illness and death worldwide, especially in Asia and Africa. AstraZeneca is the only major pharmaceutical company with a research programme in India totally dedicated to TB. Further information can be found in the Infection section on page 59.
WORKING IN PARTNERSHIP
As well as the availability of appropriate medicines, effective healthcare depends on having a functional healthcare system in place that ensures medicines are used to full effect as part of overall health management. In some parts of the developing world, this is a particular challenge. To help meet this challenge, we continue to partner with NGOs and other organisations working with local communities to strengthen their healthcare capabilities
Key principles for these partnerships are that they lead to positive measurable outcomes, can be scaled up and potentially replicated to improve outcomes for a greater number, and can deliver a sustainable framework that can ultimately be owned and managed locally without the need for our continued support. We also aim to ensure that such partnerships can contribute to AstraZeneca’s business development, by enabling us to understand better the health needs, and build important relationships in future markets.
Our long-standing partnership with the British Red Cross and Red Crescent Societies includes support to programmes in Central Asia that are helping to combat TB and improve the quality of life of people living with TB and TB/HIV co-infection in the hard-hit areas of Turkmenistan, Kyrgyzstan and Kazakhstan. Work is community-based and progress to date includes over 7,500 people successfully completing their TB treatment, with treatment completion rates exceeding 90% among the most poor and vulnerable, and public awareness campaigns that have reached over one million people. Overall, this work is contributing to the implementation of national programmes that are leading to a stabilisation and reduction in the incidence of TB in these countries.

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Our partnership with the African Medical and Research Foundation (AMREF) is focused on developing a model for the integrated management of TB, HIV/AIDS and malaria at both national and local levels in Uganda, where there is high incidence of all three diseases. This integrated management approach has not been widely addressed previously and we are one of the few organisations involved in such work. A pilot programme is now underway in the high incidence areas of Luwero and Kiboga districts of central Uganda. Progress includes increased detection rates (from 59% in March to 73% in June in the Luwero district) and the training of village health teams in 14 villages. Work with the district health teams is also delivering better health planning and co-ordination.
In Ethiopia, our partnership with Axios is focused on building local capability in managing breast cancer – the second most common cancer among young women in that country. The project has focused on strengthening diagnosis and treatment capabilities, including the creation of previously unavailable treatment protocols and standardised reporting guidelines for use across the country.
Our support to Voluntary Service Overseas (VSO) includes the secondment of a senior manager to the organisation to help them further develop their strategy and framework for delivering their health goals. We also fund VSO volunteers working to build local healthcare capabilities in underserved communities across Africa and Asia. Alongside this, we are enabling our employees to volunteer for placements in appropriate countries to support VSO, drawing on the broad range of skills they can offer in human resources, finance, IT and communications, as well as health and medicine.
More information about these partnerships and our other activities worldwide is available on our website, astrazeneca.com/responsibility..
ENGAGING AT AN INTERNATIONAL LEVEL
As part of our focus on TB, we actively engage in international efforts to help in the fight against this devastating disease. In some cases, our external collaboration specifically supports our own research effort by providing opportunities for gaining valuable external input and sharing of best practice.
During 2008, we helped fund and participated in the third Open Forum on Key Issues in TB Drug Development, organised by the Bill and Melinda Gates Foundation, the Global Alliance for TB Drug Development, Treatment Action Group and the Stop TB Partnership Working Group on New Drugs. The meetings are designed to bring together TB drug developers, regulators and other interested stakeholders, such as TB care providers, public health policy-makers, and community advocates. The agenda is focused on addressing key issues in the discovery, development and registration of new TB treatments.
We also stepped up our involvement with the Stop TB Partnership during 2008. AstraZeneca is now a member of its International Board, which provides leadership and direction and monitors the implementation of agreed policies and plans.

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Our compliance organisation is comprised of a wide range of specialist groups who work with line management and the SET to develop systems and processes for managing risk in specific regulated areas to ensure ongoing legal and regulatory compliance. These groups include Good Laboratory, Clinical and Manufacturing Compliance, SHE, Medical and Regulatory Affairs, Financial Control and Compliance, Information Security and Data Privacy, Sales and Marketing Compliance and Legal and Intellectual Property.
Both line management and these specialist functions are supported by the Global Compliance function that acts as the primary reporting channel to Board and SET on compliance matters and is accountable for overseeing compliance globally and managing the Group’s compliance programme.
Against the background of the key accountabilities set out in this section, the Board believes that adequate information was made available to it in order to identify the key risks and uncertainties facing the business, further information of which is set out in the Principal Risks and Uncertainties section on page 76.
KEY COMMITTEES AND COUNCILS
Our quarterly business review process serves as the primary mechanism for monitoring the effectiveness of business performance and risk management and is embedded into existing management team meetings. In addition to this we operate a number of management committees and councils to monitor Group-wide compliance and reputation risks including the Global Compliance Committee (GCC) (further details of which can be found in the Compliance and Group Internal Audit section on page 93) and the Issues Management Council (IMC).
The IMC monitors our external environment for new and emerging issues relating to our business that affect or concern our stakeholders and works with the people who are responsible for managing the issues internally to agree appropriate actions, timelines and, where possible, key performance indicators. The Vice-President, Group Public Affairs chairs the IMC and is also a member of the GCC to ensure that any reputational risk is fully captured at the appropriate level.
BUSINESS RESILIENCE PLANS
Our approach to risk management includes the development of business resilience plans, and such plans are designed to provide for situations in which specific risks have the potential to have a severe impact on our business. During 2008, our business resilience planning activities focused on improving our existing crisis management processes, planning and response structures, including plans, escalation processes and crisis communications. A global standard for crisis management has been rolled out during 2008, and during 2009 a global policy for business resilience, to cover crisis management, business continuity and emergency response will be communicated. This will ensure alignment of documentation, appropriate training of line managers and the use of crisis simulation activities to test the new procedures.
WORKING WITH SUPPLIERS
We believe that effective risk management extends to managing any potential reputational risks associated with our purchasing activities. We are therefore committed to working only with those suppliers who embrace standards of ethical behaviour consistent with our own. This applies across the full range of our purchasing activities, from promotional items to pharmaceutical ingredients, and includes any specialised work for which we use external contractors to complement our in-house effort. It also applies as much to our expanding business in Emerging Markets as it does to our existing supplier relationships.
We are in the process of revising and strengthening our Corporate Responsibility Principles in Purchasing, which we first launched in 2003 to provide guidance for our purchasing community on integrating CR considerations into their activity. The strengthened guidance will become a new Global Responsible Procurement Standard and will provide the framework for developing and implementing the programmes needed to ensure that we effectively and consistently incorporate our standards of ethical behaviour into our procurement activity worldwide. Launch of the new standard is planned for the first half of 2009 and targeted training will be subsequently provided.
A rolling implementation
Integrating responsible business considerations into all of our supplier relationships around the world will take time. CR considerations are being included in all new contracts and master agreements in the US, the UK and Sweden – our three main business hubs where over 80% of our suppliers are based, and last year we extended the geographic reach to other countries where we have major marketing, manufacturing or research activities. These include Japan, China, India, Canada, Mexico and Puerto Rico, as well as more countries in Europe.
Monitoring performance
Our supplier evaluation procedure requires that comprehensive on-site audits of all our high-risk category suppliers be conducted at least once every four years. Medium risk suppliers are audited at the start of the business relationship and refresher audits are planned if there are any significant changes at the supplier. The auditing process will be further extended to regional and local suppliers in 2009.
In 2008, our audit programme covered 28 manufacturing sites at 27 different global suppliers. These audits included elements of safety, health, environment, corporate responsibility and security of supply. High-risk categories such as active pharmaceutical ingredients, formulation and packaging, and complex chemicals were a particular focus.
Within the scope of the audit programme, a critical deficiency in a known high risk R&D-area (hydrogenation) was identified at a proposed supplier. The supplier acknowledged the audit feedback, de-commissioned the facility and replaced it with a facility of an appropriate standard.
During the year, we updated our supplier evaluation process to include product security, comprising elements such as information security, logistics and waste handling related to packaging operations. We have also strengthened the social elements of the evaluation process in recent years, particularly in relation to human rights and labour standards, given our expanding presence in Emerging Markets.
Audit training continued during the year, with nine more people joining the audit team. We also conducted a focused ‘Ethical Auditing’ auditor-training programme as a part of the implementation of the new supplier evaluation process. Training will continue during 2009.

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>	Powers of Directors (contained in the Corporate Governance section starting on page 83).
>	Amendments to the Company’s Articles (contained in the Corporate Information section starting on page 197).
>	Details of the Company’s employee share schemes (set out on pages 139 to 142).
There are no significant agreements to which the Company is a party that take effect, alter or terminate on a change of control of the Company following a takeover bid.
There are no persons, with whom the Company has contractual or other arrangements, who are deemed to be essential to the business of the Company.
Use of financial instruments
Notes 15 and 16 to the Financial Statements entitled Financial Risk Management Objectives and Policies/Financial Instruments on pages 120 to 126, include further information on the Company’s use of financial instruments.
Creditor payment policy
It is not Company policy formally to comply with the Confederation of British Industry’s code of practice on the prompt payment of suppliers. It is, however, Company policy to agree to appropriate payment terms with all suppliers when agreeing to the terms of each transaction, to ensure that those suppliers are made aware of the terms of payment and, subject to their compliance, abide by the terms of payment. The total amount of money owed by AstraZeneca PLC’s subsidiaries to trade creditors at the balance sheet date was equivalent to 92 days’ average purchases (2007: 81 days). No equivalent disclosure is provided in respect of AstraZeneca PLC, as it has no external trade creditors.
Annual General Meeting
The Company’s AGM will be held on 30 April 2009. The meeting place will be in London. A Notice of AGM will be sent to all registered holders of Ordinary Shares and, where requested, to the beneficial holders of shares.
External auditor
A resolution will be proposed at the AGM on 30 April 2009 for the re-appointment of KPMG Audit Plc, London as auditor of the Company.
The external auditor has undertaken various pieces of non-audit work for the Company during 2008. More information about this work and the audit and non-audit fees paid by the Company are set out in Note 27 to the Financial Statements on page 163. The external auditor is not engaged by the Company to carry out any non-audit work on which it might, in the future, be required to express an audit opinion. As explained more fully in the Audit Committee section on page 89, the Audit Committee has established pre-approval policies and procedures for audit and non-audit work permitted to be carried out by the external auditor and has carefully monitored the objectivity and independence of the external auditor throughout 2008.
Bureau Veritas
Bureau Veritas UK Limited has provided external assurance on corporate responsibility related information within this Annual Report and Form 20-F Information, and of the detailed content of the ‘Responsibility’ section of AstraZeneca’s corporate website. Bureau Veritas has found the information provided within this Report to be accurate and reliable. The full assurance statement containing detailed scope, methodology, overall opinion and recommendations can be found on AstraZeneca’s website, astrazeneca.com; web page content assured by Bureau Veritas is marked at the bottom of each page.
Bureau Veritas is an independent professional services company that specialises in Quality, Health, Safety, Social and Environmental Management with a long history in providing independent assurance services, and an annual turnover in 2007 of €2.06 billion.
On behalf of the Board
A C N KEMP
Company Secretary
29 January 2009

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